UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 1, 2003

INFORMATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14371	06-1518007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2777 Summer Street, Suite 209, Stamford, CT  06905

  (Address of principal executive offices)  (Zip Code)

(203) 961-9106

(Registrant’s telephone number, including area code)

Item 2.             Acquisition or Disposition of Assets.

On December 1, 2003, Information Holdings Inc., a Delaware corporation (“Information Holdings”), acquired the issued share capital (the “Shares”) of CDC Solutions Limited, a private company limited by shares and organized and existing under the laws of the United Kingdom (“CDC”), from CDC’s current shareholders through its indirect subsidiary Liquent Holdings Limited, a private company limited by shares and organized and existing under the laws of the United Kingdom (“Liquent”).  Liquent is a direct subsidiary of Liquent, Inc., a Delaware corporation and subsidiary of Information Holdings.

Pursuant to the Share Purchase Agreement, dated December 1, 2003, between 3i Group PLC and certain other institutional vendors named therein, J.A. Cook and certain other non-institutional investors named therein, Philip Padfield and Sunil Purohit (the “Warrantors”), Information Ventures LLC, a Delaware limited liability company, and Liquent (the “SPA”), Liquent acquired the Shares (and obtained certain warranties regarding the sale and purchase of the Shares from the Warrantors) for the initial net cash consideration of approximately $19.3 million.  There are also potential additional payments which are dependent on the future operating results of Liquent and CDC on a combined basis.  The total amount of funds required to purchase the Shares was furnished from the working capital of Information Holdings.

The SPA and the press release announcing the consummation of the transaction are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.  The foregoing is qualified in its entirety by reference to such documents.

Item 7.             Financial Statement and Exhibits.

(c)	Exhibits.

2.1

SPA.  (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Information Holdings hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission.)

	99.1	Press Release issued by Information Holdings on December 1, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION HOLDINGS INC.

Date: December 12, 2003

	By:	/s/ Vincent A. Chippari
		Name:	Vincent A. Chippari
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1

Share Purchase Agreement, dated December 1, 2003, between 3i Group PLC and others, J.A. Cook and others, Philip Padfield and Sunile Purohit, Liquent Holdings Limited and Information Ventures LLC.  (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Information Holdings Inc. hereby undertakes to furnish supplementally to the Securities and Exchange Commission copies of any omitted schedules and exhibits upon request therefor by the Securities and Exchange Commission.)

99.1	Press Release issued by Information Holdings Inc. on December 1, 2003.